UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2006

Acorda Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15 Skyline Drive, Hawthorne, NY		10532
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(914) 347-7400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

As part of its ongoing Fampridine-SR clinical development program, the Registrant conducted a new evaluation of certain data from the MS-F202 Phase 2 clinical study, which study was completed in 2004. Data from the MS-F202 study were analyzed for potential interaction between observed changes in lower extremity muscle strength, as assessed by the modified British Medical Research Council manual muscle testing procedures, referred to as the Lower Extremity Manual Muscle Test, or LEMMT, and improvements in walking speed, measured with the Timed 25-Foot Walking Test. The Fampridine-SR Timed-Walk responder group, pooling all three dose groups (10 mg, 15 mg and 20 mg taken twice per day), showed significant improvement in leg strength compared to the placebo group (p < 0.001) (See Figure 1, below). Thus, among subjects with consistently improved walking speeds during treatment, leg strength was also improved. The Fampridine-SR Timed Walk non-responder group also had significantly improved leg strength compared to the placebo group (p < 0.001), suggesting that Fampridine-SR may also have benefits for patients who do not experience a consistent improvement in walking speed with treatment. Similar results were seen comparing only the 10 mg-treated group to the placebo-treated group. These results were statistically significant (p < 0.004) even though this analysis included fewer drug-treated subjects. 10 mg taken twice per day is the dose used in the current Phase 3 study.

Figure 1.               MS-F202 Average change from baseline in LEMMT.

The LEMMT is scored between 0 and a maximum possible score of 5. In this study, the average baseline LEMMT was approximately 4.0. Therefore, the average LEMMT score could only have improved by a maximum of 1.0, even if all subjects fully recovered lower extremity strength. In fact, the responses of individual subjects varied considerably, so that some individuals experienced less change and others experienced larger changes than these averages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

April 14, 2006	By:	/s/ Ron Cohen

Name: Ron Cohen
Title: President and Chief Executive Officer